Exhibit (m)(5)(A)(i)

May 1, 2012

ING Investors Trust 7337 East Doubletree Ranch Road Suite 100 Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Investors Trust Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”) hereby waives a portion of the distribution fee payable to IID for ING Retirement Conservative Portfolio, ING Retirement Growth Portfolio,

ING Retirement Moderate Growth Portfolio, and ING Retirement Moderate Portfolio under the ING Investors Trust Shareholder Service and Distribution Plan for Adviser Class Shares until May 1, 2014 as follows:

Name of Fund	Total Amount of Distribution Fee Waived(1)
ING Retirement Conservative Portfolio	0.2480%
ING Retirement Growth Portfolio	0.0751%
ING Retirement Moderate Portfolio	0.1587%
ING Retirement Moderate Growth Portfolio	0.1106%
(1)	The amount per annum on the average daily net assets attributable to Adviser Class Shares.

IID acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By: /s/ Michael J. Roland

Michael J. Roland

Executive Vice President

Agreed and Accepted:

ING Investors Trust

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC